CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Mainstay Funds Trust and to the use of our report dated February 27, 2009 on the financial statements and financial highlights of Epoch U.S. All Cap Equity Fund, Epoch Global Shareholder Equity Fund, Epoch International Small Cap Fund and Epoch U.S. Large Cap Fund. Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
July 28, 2009